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                                                                   EXHIBIT 10.40

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of this 28th day of February 2000, by and between Universal Access, Inc., a Delaware corporation (the "Company"), and Robert E. Rainone, Jr. (the "Employee").

                                   RECITALS:

A.   The Company is in the telecommunications business.

B. The Company desires to employ the Employee and Employee desires to be employed by the Company as its Chief Development Officer, subject to the terms, conditions and covenants hereinafter set forth.

C. As a condition of the Company employing the Employee, and to the Company's agreement to grant stock options to the Employee pursuant to the Company's stock option plan, Employee has agreed not to divulge to the public the Company's confidential information, not to solicit the Company's vendors, customers or employees and not to compete with the Company, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the agreements, covenants and conditions set forth herein, the Employee and the Company hereby agree as follows:

                                   ARTICLE I

                                   EMPLOYMENT

1.1 Employment. The Company hereby employs, engages, and hires Employee, and Employee hereby accepts employment, upon the terms and conditions set forth in this Agreement. The Employee shall serve as the Chief Development Officer of the Company. The Employee shall have and fully perform the duties and responsibilities required for such job title and position to perform such additional services and discharge such other responsibilities as may be, from time to time, assigned or delegated by the Company.

1.2 Activities and Duties Employment. Employee represents and warrants to the Company that Employee is free to accept employment with the Company and that Employee has no prior or other commitments or obligations of any kind to anyone else which would hinder or interfere with the performance of this Agreement.

1.3 Employee accepts the employment described in Article I of this Agreement and agrees to devote his full business time and efforts to the faithful and diligent performance of the

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services described herein, including the performance of such other services and responsibilities as the Company may, from time to time, stipulate. Without limiting the generality of the foregoing, Employee shall devote not less than five (5) days per week to this employment, and shall be present on the Company premises or actively engaged in service to or on behalf of the Company during normal business hours Monday through Friday, excluding periods of vacation and sick leave.


                                   ARTICLE II

                                      TERM

2.1 Term. The term of employment under this Agreement shall be one (1) year (the "Initial Term"), commencing on the date of the Agreement. This Agreement shall automatically renew for successive one year terms thereafter (each a "Renewal Term") unless either party delivers notice of termination to the other party not less than fifteen (15) days prior to the end of the Initial Term or Renewal Term in question. The Initial Term and any Renewal Terms shall herein be referred to as the "Employment Term".

2.2 Termination. The Employment Term and employment of Employee may be terminated as follows:

(a) By the Company immediately for "Cause." For the purpose of this Agreement, "Cause" shall mean (i) conduct amounting to fraud, embezzlement, or illegal misconduct in connection with Employee's duties under this Agreement; (ii) the conviction of Employee by a court of proper jurisdiction of (or his or her written, voluntary and freely given confession to) a crime which constitutes a felony (other than a traffic violation) or an indictment that results in material injury to the Company's property, operation or reputation; (iii) the willful failure of Employee to comply with reasonable directions of the Company or any of the policies of the Company after (a) written notice is delivered to the Employee describing such willful failure and (b) Employee has failed to cure or take substantial steps to cure such willful failure after a reasonable time period as determined by the Company in its reasonable discretion (not to be less than 30 days) unless the Employee, after discussion with counsel, in good faith believes, that the directions of the Company (or its actions or inactions in response to the Employee's written notice) are illegal; or (iv) willful misconduct or a material default by the Employee in the performance or observance of any promise or undertaking of Employee under this Agreement, which willful misconduct or default has continued for a period of ten (10) business days after written notice thereof from the Company to the Employee; provided, that if such default is of a nature that it cannot be reasonably cured within ten (10) day period (but is curable), then if the Employee shall have commenced an attempt to cure such default within such ten (10) day period, the period to cure the default shall be extended until the earlier of the date which is forty-five (45) days after receipt of notice or

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     the Employee has failed to diligently continue its efforts in a reasonable manner to cure its default.

(b) Automatically, without the action of either party, upon the death of Employee ("Death").

(c) By either party upon the Total Disability of the Employee. The Employee shall be considered to have a Total Disability for purposes of this Agreement if he or she is unable by reason of accident or illness to substantially perform his or her employment duties, and is expected to be in such condition for periods totaling six (6) months (whether or not consecutive) during any period of twelve (12) months. The determination of whether a Total Disability has occurred shall be determined by the Company, in good faith, at its sole discretion. Nothing herein shall limit the Employee's right to receive any payments to which Employee may be entitled under any disability or employee benefit plan of the Company or under any disability or employee benefit plan of the Company or under any disability or insurance policy or plan. During a period of disability prior to termination hereunder, Employee shall continue to receive his or her full compensation (including base salary and bonus) and benefits, subject to offset to the extent of any disability insurance payments received by the Employee pursuant to any disability insurance policy maintained by or paid for by the Company.

(d) By the Employee upon ten (10) business days notice to the Company for Good Reason, which notice shall state the reason for termination. For the purpose of this Agreement, "Good Reason" shall mean any "Change in Control" (as hereinafter defined) or any material failure by the Company to comply with the provisions of this Employment Agreement, including but not limited to, failure to timely pay any part of Employee's compensation (including salary or bonus) or provide the benefits contemplated herein, and which is not remedied by the Company within ten (10) business days after receipt by the Company of written notice thereof from Employee; provided, that if such default is of a nature that it cannot be reasonably cured within ten (10) day period (but is curable), then if the Company shall have commenced an attempt to cure such default within such ten (10) day period, the period to cure the default shall be extended until the earlier of the date which is forty-five (45) days after receipt of notice or the Company has failed to diligently continue its efforts in a reasonable manner to cure its default.

     For purposes hereof, the term "Change in Control" shall mean the occurrence of any of the following:

     1) The Company: (a) consummates a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than fifty percent (50%) of the total voting power represented by the voting securities of the Company of such surviving entity outstanding immediately after such merger or consolidation; and (b) following such event, the successor entity fails to employ Employee as follows (hereinafter, the "Same Terms"): on substantially

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     identical terms as are required per this Agreement for the remaining
     Employment Term, and the successor entity further continues to employ Employee in the same city and with job responsibilities of a level substantially equivalent to or greater than those presently in force and effect;

     2.) A plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of transactions) all or substantially all of the Company's assets is consummated, and following such event the successor entity (if any) fails to employ Employee on the Same Terms; or

     3.) Company consummates a plan of complete liquidation of the Company or an agreement for the sale or disposition (in one transaction or a series of transactions) by the Company of all or substantially all of the Company's assets, and following such event the successor entity (if any) fails to employ Employee on the Same Terms;

     provided, however, that a public offering of the stock of the Company irrespective of the amount of voting securities owned by present shareholders after such offering shall not be deemed to constitute a Change of Control; and provided further that if Employee agrees to be employed by a successor entity on the Same Terms and the successor entity fails to do so, a Change in Control shall be deemed to have occurred.

(e) By the Employee without Good Reason, and therefore in breach of this Agreement.

(f) By the Company other than for Cause, Death or Total Disability, in which event Employee's sole remedy and compensation as a result of such termination shall be as set forth in Section 2.4(c) below.

2.3 Cessation of Rights and Obligations: Survival of Certain Provisions. On the date of expiration or earlier termination of the Employment Term for any reason, all of the respective rights, duties, obligation and covenants of the parties, as set forth herein, shall, except as specifically provided herein to the contrary, cease and become of no further force or effect as of the date of said termination, and shall only survive as expressly provided for herein.

2.4 Cessation of Compensation. In lieu of any severance under any severance plan that the Company may then have in effect, and subject to (i) the receipt of a full and unconditional release from Employee and (ii) any amounts owed by the Employee to the Company under any contract, agreement or loan document entered into after the date hereof which relates solely to his or her employment with the Company (including, but not limited to, loans made by the Company to the Employee), the Company shall pay to the Employee, and the Employee shall be entitled to receive, the following amounts within thirty (30) days of the date of a termination of his or her employment:


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(a)  Voluntary Termination/Cause/Expiration of Term. Upon (i) Employee
     terminating his or her employment without Good Reason as provided in
     Section 2.2(e), (ii) the expiration of the Employment Term because the Employee or the Company elects to not extend the Employment Term, or (iii) a termination of the Employment Term for Cause by the Company as provided in Section 2.2(a), the Employee shall be entitled to receive his or her base salary (which shall include any of his or her unused vacation pay for the year of such termination) and expense reimbursements solely through the date of termination.

(b) Death or Total Disability. Upon the termination of the Employment Term by reason of the Death or Total Disability of the Employee, the Employee (or, in the case of Death, his or her estate) shall be entitled to receive his or her base salary (which shall include any of his or her unused vacation pay for the year of such termination) and expense reimbursements solely through the date of termination.

(c)  Involuntary. Upon the termination of the Employment Term:

     (1) by the Company for any reason other than Cause, Death or Total Disability, or

     (2)  by the Employee for Good Reason,

          the Employee shall be entitled to receive in a lump sum the balance of his or her base salary for the lesser of the remaining term of the Employment Term (exclusive of any renewals of the then existing term) or a period of six (6) months (the "Severance Term"), together with prorated vacation pay and expense reimbursement through the date of termination. In addition, Employee shall be entitled to payment by the Company of the premiums for group health insurance coverage otherwise payable by Employee under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for the Severance Term. It shall be a condition to Employee's right to receive the payments described above that Employee shall be in compliance with all of the Employee's obligations which survive termination hereof, including without limitation those arising under Articles IV and V hereof. The payments described above are intended to be in lieu of all other payments to which Employee might otherwise be entitled in respect of termination of Employee's employment without Cause unless otherwise required by law or under other agreements between the parties.

2.5  Business Expenses.

(a) Reimbursement. The Company shall reimburse the Employee for all reasonable and ordinary business expenses incurred by him or her in connection with the performance of his or her duties hereunder, including, but not limited to, ordinary and necessary travel expenses and entertainment expenses. The reimbursement of

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